EXHIBIT F
PACIFIC FUNDS

DEFERRED COMPENSATION PARTICIPATION AGREEMENT

1.	Election Regarding Plan Participation for
(Trustee)

I hereby certify that I have been given the opportunity to participate in the Pacific Funds Trustees’ Deferred Compensation Plan attached as Exhibit B hereto, and I understand its provisions, which are incorporated herein by reference.

☐ 1.1	I choose to participate in the Plan and agree to be bound by the terms thereof.

☐ 1.2	I choose not to participate in the Plan.

(Parts 2, 3, 4 and 5 below apply only if Section 1.1 above is elected.)

2.	Authorization for Deferral.

I hereby authorize Pacific Funds to defer the following amount $             quarterly from the compensation payable to me as Trustee.

3.	Credit Rate Options.

I understand that the amount deferred as authorized in Section 2 above shall be credited to an Account, and that such Account shall be credited or charged during the deferral period with income, gains, and losses based on the performance of the Credit Rate Option(s) I have designated on the Designation of Credit Rate Options Form attached as Exhibit A hereto, in the amounts or percentages indicated.

4.	Payment Options. I hereby elect one of the following payment options as listed in the Pacific Funds Trustees’ Deferred Compensation Plan.

☐ 4.1	A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the compensation was deferred.

(Year Designated)

☐ 4.2	A lump sum in January of the year immediately following the year during which the Trustee ceases to be a Trustee of the Funds.

☐ 4.3	A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the compensation was deferred, or in January of the year immediately following the year in which the Trustee ceases to be a Trustee of the Fund, whichever is earlier.

(Year Designated)

☐ 4.4	Up to ten (10) annual installments commencing in January of the year immediately following the year in which the Trustee ceases to be a Trustee of the Fund.

(Number of Installments)

5.	Beneficiary Death Benefit.

I designate the following as beneficiaries of the death benefit:

Primary:	Relationship:

Contingent:	Relationship:

The Trustee is responsible for advising the Plan Administrator of a change in status of the death of any beneficiary.

*   *   *   *

Trustee’s Signature:                                               Date:

Print Name:

Witness’ Signature:

Print Name:

Exhibit A

PACIFIC FUNDS
DESIGNATION OF CREDIT RATE OPTIONS FORM

Instructions: Please select the Credit Rate Option(s) and the amount or percentage of the amount of deferred compensation (or your existing Account balance) you wish to allocate to each Credit Rate Option (if allocating by amount, amounts allocated should total the amount deferred in Section 2 of the Participation Agreement (or your existing Account balance); if allocating by percentage, percentages should total 100%).

I hereby elect the following Credit Rate Options, in the amounts or percentages as indicated below, for allocation of deferred compensation as authorized in Section 2 of the Participation Agreement or Account balances pursuant to Section 4.2.:

Credit Rate Option	Amount	or	Percentage

☐ Blue Chip	$	or	%

☐ Aggressive Growth	$	or	%

☐ Health Sciences	$	or	%

☐ Technology	$	or	%

☐ Strategic Value	$	or	%

☐ Growth LT	$	or	%

☐ International Value	$	or	%

☐ Mid-Cap Growth	$	or	%

☐ Global Growth	$	or	%

☐ Managed Bond	$	or	%

☐ Money Market	$	or	%

☐ Large-Cap Value	$	or	%

Trustee’s Signature:                                               Date:

Print Name:

Witness’ Signature:

Print Name:

Exhibit B

PACIFIC FUNDS

TRUSTEES’ DEFERRED COMPENSATION PLAN

Section 1.    Establishment of the Plan.    The Pacific Funds hereby establishes the Pacific Funds Trustees’ Deferred Compensation Plan (the “Plan”) for the voluntary deferral of compensation by members of the Board of Trustees of the Pacific Funds who are not officers or employees of Pacific Life Insurance Company or any Subsidiary.

Section 2.    Definitions.    For purposes of the Plan, the Following definitions shall control:

2.1    “Account” means the bookkeeping account established for each Trustee under Section 4.1.

2.2    “Beneficiary” means the person, persons or trust designated by the Trustee in writing, as the beneficiary of his or her Account under the Plan. A Trustee shall have the right to change the designation by filing a new designation of beneficiary form with the Treasurer. If the Trustee shall fail to designate a beneficiary before death, the Trustee’s estate shall be the beneficiary.

2.3    “Board of Trustees” means the Board of Trustees of the Pacific Funds.

2.4    “Compensation” means all compensation to which a Trustee is entitled for services rendered to the Funds as a Trustee, except reimbursement for travel and business expenses.

2.5    “Election” means a Trustee’s election to defer Compensation made and filed with the Treasurer in accordance with Section 3.

2.6    “Fund” means the Pacific Funds, an open-end management investment company that has been organized as a Delaware business trust.

2.7    “Subsidiary” means any corporation that is a subsidiary corporation of Pacific Life Insurance Company, within the meaning of section 425(f) of the Internal Revenue Code of 1986, as amended. The Funds shall not be considered a subsidiary of Pacific Life Insurance Company for purposes of the Plan.

2.8    “Treasurer” means the Treasurer of the Fund, who shall serve as the administrator of the Plan.

2.9    “Trustee” means a member of the Board of Trustees who is not an employee of Pacific Life Insurance Company or any Subsidiary thereof.

Section 3.    Participation.

3.1    Deferral of Compensation.    Each Trustee may defer Compensation for any period by filing an Election with the Treasurer of the Fund. An Election shall be irrevocable as to amounts deferred in conformity therewith. An Election must be made in writing on the Deferred Compensation Participation Agreement (“Participation Agreement”) provided by the Treasurer, and must:

3.1.1    Defer the payment of a designated amount, but not less than $1,000, of the Trustee’s annual Compensation or such portion thereof as designated by the Trustee;

3.1.2    Designate one or more Credit Rate Options under the Designation of Credit Rate Options Form attached to the Participation Agreement; and

3.1.3    Designate one of the payment options under Section 5.1.

3.2    Elections to Defer Compensation.

3.2.1    In General.    Except as provided in Section 3.2.2 or Section 3.2.3, an Election shall be made by a Trustee before, and shall take effect from, the beginning of the calendar year next following the year in which the Election is made.

3.2.2    Year of Adoption.    In the year in which the Plan is adopted, an Election shall be made by a Trustee before, and shall take effect from, the beginning of the calendar quarter next following the adoption of the Plan.

3.2.3    Newly-Elected Trustee.    An individual who is first elected a Trustee in any calendar year may make an Election with respect to Compensation for services not yet performed as a Trustee for the balance of such calendar year before such services are performed, which Election shall take effect from the later of the date designated in the Election or the date the Election is received by the Administrator.

3.3    Termination of Election.    A Trustee’s Election shall continue in effect until terminated by the Trustee in writing. A termination of an Election shall take effect on the first day of the calendar year following the receipt of the notice of termination by the Treasurer. A Trustee may make an Election for any subsequent year in accordance with Section 3.2.1.

Section 4.    Accounts.

4.1    Establishment of Accounts.    The Treasurer shall credit the amount of Compensation deferred by a Trustee to the Trustee’s Account at the time it would, but for the Trustee’s election, have been payable to the Trustee. The Accounts shall be credited or charged during the deferral period with income, gains, and losses based on the performance of Credit Rate Option(s) designated by the Trustee (“Credit Rate”), in accordance with Section 4.2. The Treasurer shall render an annual statement showing the amount of deferred Compensation and any income, gains, and losses credited thereto, in accordance with Section 4.2.2.

4.2    Credit Rate Options.

4.2.1    Designation of Credit Rate Options.    The Designation of Credit Rate Options shall be made by a Trustee when he or she files an Election to defer Compensation, in accordance with Section 3. A Trustee may make a change to his or her Designation of Credit Rate Options by completing a new Designation of Credit Rate Options Form and filing it with the Treasurer. The new Designation of Credit Rate Options shall take effect on the first day of the calendar quarter following the receipt of the new Designation of Credit Rate Options Form by the Treasurer. The Designation of Credit Rate Options shall remain in effect until the Trustee effects a new Designation of Credit Rate Options, in accordance with the provisions of this Section, or the Trustee’s Election is terminated by the Trustee in writing, in accordance with Section 3.3.

4.2.2    Credit Rate.    The Treasurer shall credit income, gains, and losses to the balance of each Account as of the first day of each calendar quarter at a rate equal to the income, gains, and losses attributable to the Credit Rate Options designated by the Trustee for that calendar quarter. Each Credit Rate Option tracks the performance of the Class A shares of a corresponding series of the Fund.

4.2.3    Availability of Credit Rate Options.    Each Credit Rate Option available under the Plan is listed on the Designation of Credit Rate Options Form attached to the Participation Agreement. The Designation of Credit Rate Options Form may be

amended by the Treasurer from time to time to reflect the addition or elimination of available Credit Rate Options. The Treasurer will notify Trustees who have deferred Compensation allocated to a Credit Rate Option that becomes unavailable during the deferral period. Upon receipt of such notice, Trustees shall complete a new Designation of Credit Rate Options Form designating a new Credit Rate Option with respect to amounts allocated to the unavailable Credit Rate Option. The new Designation of Credit Rate Options executed pursuant to this Section will take effect on the next business day following receipt of the new Designation of Credit Rate Options Form by the Treasurer, notwithstanding the provisions of Section 4.2.1.

4.3    No Secured Interest.    The obligations of the Fund under the Plan shall constitute an unfunded and unsecured promise by the Funds to satisfy such obligations. The designation of an Account in the name of any Trustee shall be for bookkeeping purposes only and shall not create an obligation for the Funds on behalf of the Trustee to fund any obligations under the Plan. Any assets which the Funds may set aside to meet its liabilities under the Plan shall remain general assets of the Funds subject to the claims of its creditors.

4.4    Trustee’s Acknowledgment.    A Trustee, by executing an Election, acknowledges that neither the Trustee nor his Beneficiary has any special or beneficial interest in any asset of the Funds.

Section 5.    Payment.

5.1    Payment Options.    All amounts credited to an Account shall be paid to the Trustee in accordance with the payment option selected by the Trustee. The Trustee shall select one of the following payment options at the time the Trustee makes an election to defer Compensation:

5.1.1    A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred;

5.1.2    A lump sum in any January of the year immediately following the year during which the Trustee ceases to be a Trustee of the Funds;

5.1.3    A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred, or in January of the year immediately following the year in which the Trustee ceases to be a Trustee of the Funds, whichever is earlier; or

5.1.4    Up to ten (10) annual installments commencing in January of the year immediately following the year in which the Trustee ceases to be a trustee of the Funds.

A Trustee may change the payment option only with respect to compensation not yet earned. A payment option selected with respect to amounts already credited to an Account is irrevocable.

5.2    Payment Following Death.    If the Trustee dies while serving as Trustee or following termination of service as Trustee, a payment of the balance of the Trustee’s Account, as of the first day of the calendar quarter in which the payment is made, shall be made in a lump sum to the Trustee’s Beneficiary. Such payment shall be made by the Funds within a reasonable time following the Trustee’s death.

Section 6.    Amendment, Suspension and Termination.    The Board of Trustees shall have the right at any time, at its sole discretion, to amend, suspend or terminate the Plan, provided that no such amendment or termination shall adversely affect the right of a Trustee to receive the amount already credited to his or her Account.

Section 7.     Plan Administrator and Claims Procedure.

7.1    Claim for Benefits.    Benefits shall be paid in accordance with the provisions of this Plan. The Trustee or Beneficiary shall make a written request to the Treasurer for the benefits provided under the Plan, on a form provided by the Treasurer.

7.2    Interpretation of Plan.    The Board of Trustees shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. Interpretations of, and determinations related to the Plan made by the Board of Trustees of the Fund in good faith, including any determinations of the amounts of accruals, shall be conclusive and binding upon all parties, and the Funds shall not incur any liability to a Trustee for any such interpretation or determination so made or for any other action taken by it in connection with the Plan in good faith.

Section 8.    Assignability.    No benefit under the Plan shall be subject to any sale, transfer, assignment, pledge, collateralization or attachment.

Section 9.    Governing law.    The Plan shall be governed by the laws of the State of California. A Trustee of Beneficiary shall have recourse only against the Funds for enforcement of the terms of the Plan. The terms of the Plan shall be binding upon the Trustee, his or her Beneficiary and the successors and assigns of the Funds.

Section 10.    Fund Obligation.    A copy of the Fund’s Agreement and Declaration of Trust (“Trust Agreement”) is on file with the Secretary of the State of Delaware and notice is hereby given that the Trust Agreement has been executed on behalf of the Funds by a Trustee of the Fund in his or her capacity as trustee and not individually. The obligations of the Plan shall only be binding upon the assets and property of the Funds and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

PACIFIC FUNDS
(Name of Trust)
/s/ Diane N. Ledger
Diane N. Ledger (Vice President/Assistant Secretary) Dated: June 13, 2001

Witnessed by:

/s/ Audrey L. Milfs
Audrey L. Milfs (Secretary)